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                                                                    EXHIBIT 23.1

                          Independent Auditors' Consent

The Administrator
GE Interlogix, Inc. 401(k) Retirement Plan:

We consent to incorporation by reference in the registration statement No. 333-83164 on Form S-8 of General Electric Company of our report dated July 1, 2002, with respect to the statement of net assets available for benefits of GE Interlogix, Inc. 401(k) Retirement Plan as of December 31, 2001, and the related statement of changes in net assets available for benefits for the year then ended, and the related supplemental schedule, which report appears in the December 31, 2001 annual report on Form 11-K of GE Interlogix, Inc. 401(k) Retirement Plan.


                                                 /s/ KPMG LLP



Austin, Texas
July 1, 2002